Exhibit 99.1

ISRAEL TECHNOLOGY ACQUISITION CORP. AND IXI MOBILE, INC. AGREE TO MERGE

NEW YORK, March 1, 2006 - Israel Technology Acquisition Corporation (OTCBB: ISLTU.OB, ISLT.OB, ISLTW.OB) and privately held IXI Mobile, Inc. (“IXI Mobile”), developer of the Ogo™ family of mobile messaging solutions for the mass market, announced today that they have entered into a definitive agreement pursuant to which IXI Mobile will merge with ITAC Acquisition Subsidiary Corp., a wholly owned subsidiary of Israel Technology Acquisition Corp. (“ITAC”). As a result of the merger, IXI Mobile will become a wholly-owned subsidiary of ITAC. Immediately following the merger, the holders of equity interests of IXI Mobile (including holders of employee options and warrants to purchase IXI Mobile common stock) will own or have the right to acquire approximately 7.8 million shares of ITAC common stock. Of this amount, approximately 1.4 million shares will be available for issuance to IXI Mobile’s senior management and employees under IXI Mobile’s Employee Stock Option Plan. As further consideration, the holders of equity interests of IXI Mobile will receive or have the right to acquire up to an additional 10.0 million ITAC shares based on attaining various targets described below. There are currently 7.8 million shares of ITAC common stock outstanding. If approved by the ITAC stockholders, the transaction is expected to close in the third quarter of 2006. At closing, ITAC will change its name to IXI Mobile, Inc. (the “Company”).

IXI Mobile, headquartered in Redwood City, California, with research and development facilities in Israel and Romania, develops the Ogo family of devices and end-to-end solutions that deliver popular mobile applications, including instant messaging (IM), email, SMS and news, on optimized, easy-to-use handheld devices. Since launching Ogo in September 2004, IXI Mobile has shipped approximately $20 million of Ogo products to customers including AT&T Wireless (now Cingular Wireless1), Swisscom Mobile, the leading Swiss mobile operator, and e-kolay.net, one of the largest Internet Service Providers (“ISPs”) in Turkey, in collaboration with Telsim (now Vodafone) and Avea, leading Turkish mobile operators. IXI Mobile has recently signed a contract to sell Ogo to one of the largest ISPs in Europe with over 20 million subscribers. The agreement is expected to be publicly announced by IXI Mobile’s customer.

[1]	Ogo is no longer being sold by Cingular Wireless but service for existing customers continues.

The Transaction
Under the terms of the agreement, the equity interests in IXI Mobile will be exchanged at the closing for approximately 7.8 million shares of ITAC common stock (or the right to acquire such shares). Of this amount, approximately 1.4 million shares will be available for issuance to IXI Mobile’s senior management and employees under IXI Mobile’s Employee Stock Option Plan. Following the merger, the Company will have access to the approximately $33,500,000 currently held in ITAC’s trust account, which will be used for its working capital to support current opportunities and future sales initiatives, to pay expenses of the transaction, and to pay the per-share amount to any ITAC stockholder that seeks to convert his shares into cash. In addition, the funds may be used to repay certain IXI Mobile indebtedness.

As further consideration, the holders of equity interests of IXI Mobile (including holders of employee options and warrants to purchase IXI Mobile common stock) will receive or have the right to acquire up to an additional 10.0 million shares based on attaining the following targets:

•	If revenues exceed $45 million in 2006 - 1.0 million shares
•	If net profits reach $15-25 million in 2007 - 1.0 million shares (linear allocation)
•	If net profits reach $20-45 million in 2008 - 2.0 million shares (linear allocation)

•	If the common stock trades, for 20 out of 30 days, at a price of at least:
o	$8.50 - 2.0 million shares
o	$9.50 - 2.0 million shares
o	$12.00 - 2.0 million shares

In addition, certain IXI Mobile senior management members will be granted options to purchase up to 1.5 million additional ITAC shares at $5.00 per share, becoming exercisable upon attaining the same net profit and share price milestones detailed above.

IXI Mobile’s audited financial statements for 2004 and 2005 are currently being prepared in accordance with U.S. GAAP and will be included in the proxy statement/prospectus to be mailed to ITAC stockholders following clearance from the U.S. Securities and Exchange Commission.

About IXI Mobile and Ogo Solutions
Ogo devices, with features such as a clamshell form factor, QWERTY keyboard and large screen, are designed for the optimal delivery of mobile data applications. To facilitate Ogo deployment, IXI Mobile provides all required back-end components, as well as launch and support services. The complete Ogo solution, including devices and support services, is sold to mobile operators, mobile virtual network operators (MVNOs), and ISPs worldwide.

IXI Mobile’s Ogo solution appeals to the mass market with its unique application set and low price. While IXI Mobile does not directly control Ogo’s pricing to consumers, Ogo devices have been sold at retail from $0 (fully subsidized by the service provider) to $99, with a monthly service fee of approximately $15-18, offering a compelling alternative to higher-priced offerings.

Large, Growing Industry
IXI Mobile operates in the large and growing global mobile communications market. In 2005, worldwide mobile phone subscribers exceeded 2.1 billion (according to Portio Research). To date, operators have relied on mobile voice and data services, such as SMS, MMS, and multi-media downloads, as key revenue drivers. As the market matures, however, operators are looking to leading desktop applications, including email and instant messaging (IM), to increase mobile data traffic.

Email and IM are highly popular applications, with worldwide email users estimated at over 660 million in 2005 (according to Radicati Group), and worldwide IM users estimated at over 300 million in 2005, generating 1.2 billion messages daily (according to ComScore Media Metrix and IDC). These applications, while popular on the PC, have had limited mobile penetration. In addition, mobile email has largely been focused on the corporate market rather than the mobile mass market. In fact, the mobile email leader, catering mainly to corporate users, has only 4.5 to 5.0 million subscribers.

Seasoned Management Team
IXI Mobile’s seasoned management team is led by Mr. Amit Haller, Co-Founder, President and Chief Executive Officer. Mr. Haller is a wireless industry veteran with over 17 years experience. He was founder and CEO of Butterfly VLSI, Ltd., a pioneer in short distance wireless technology that was sold to Texas Instruments in 1999. At Texas Instruments, Mr. Haller managed the group in charge of Bluetooth technology. Mr. Haller stated “we are very excited about pursuing this partnership with Israel Technology Acquisition Corp. We look forward to becoming a publicly traded entity through this combination and having the additional resources to advance our global sales initiatives and continue to bring high-quality mobile solutions to market.”

Mr. Gideon Barak, Co-founder and Chairman, brings over 25 years experience in the communications industry. Mr. Barak served as CFO of DSP Group Inc. (NASDAQ: DSPG). He was Founder and CEO of DSP Communications (DSPC), which was spun out from DSPG and was sold to Intel Corporation. He also served as Founder and Chairman of Envara, Inc. and Butterfly VLSI, which were sold to Intel and Texas Instruments, respectively. He also served as Director of Modem-Art Ltd. and Widcomm, Inc. when they were acquired by Agere Systems and Broadcom Corporation, respectively. Mr. Barak serves as a Director of additional semiconductor and communications companies, including Metalink Ltd. (NASDAQ: MTLK) and Advasense (founder and Chairman), and also serves as venture partner with Benchmark Capital.

About ITAC
Israel Technology Acquisition Corp. is a Delaware corporation, established on February 22, 2005. ITAC is a Specified Purpose Acquisition Corporation (“SPAC”) with the objective of acquiring an operating business that has manufacturing operations or research and development facilities in Israel. ITAC completed its initial public offering (IPO) in 2005, through the sale of 6.318 million units at $6.00 per unit. Each unit consisted of one share of ITAC common stock and two redeemable ITAC common stock purchase warrants. A portion of the net proceeds of the IPO, currently equivalent to approximately $5.30 per share including interest earned since closing, are held in escrow in the custody of an independent trustee until the consummation of a business combination. In addition to the approximately 7.8 million shares of ITAC common stock currently outstanding, approximately 12.6 million redeemable ITAC common stock purchase warrants are outstanding.

Israel Frieder, ITAC’s Chairman and Chief Executive Officer, said: “IXI Mobile has a fantastic product that addresses the sizeable but underserved mobile data communications market. They have demonstrated the ability to develop and sell value-added devices and services in major markets worldwide.” He continued: “Through this merger, the interests of IXI Mobile’s strong management team are closely aligned with those of our stockholders. IXI Mobile’s stronger balance sheet, impressive and growing customer base, and sound strategy position the Company to further capitalize on the significant growth opportunity in the global market for mobile data services.”

Terms of Closing
The closing of the merger is subject to a number of legally required and customary closing conditions, including ITAC stockholder approval of the transaction. In addition, the closing is conditioned on holders of fewer than 20% of the shares of ITAC issued in the IPO voting against the business combination and electing to convert their ITAC shares into cash, as permitted by the ITAC certificate of incorporation. It is expected that the transaction will close in the third quarter of 2006. There can be no assurance that the transaction will be approved by ITAC stockholders.

Prior to closing, IXI Mobile, with the cooperation of ITAC, will seek to raise additional capital to support current opportunities and future growth.

Following the closing, Israel Frieder will become Co-Chairman of the Company. In addition, the Company’s Board of Directors will be comprised of seven directors, including Gideon Barak, Chairman of IXI Mobile, Amit Haller, President and CEO of IXI Mobile, Israel Frieder, Chairman and CEO of ITAC, and four independent directors, including Yossi Sela, Managing Partner of Gemini Israel Funds.

Additional Information
ITAC stockholders are urged to read the proxy statement/prospectus regarding the proposed transaction when it becomes available, as it will contain important information. ITAC stockholders will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about ITAC and IXI Mobile, without charge, at the Securities and Exchange Commission’s Internet site (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the Securities and Exchange Commission that will be incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to Israel Technology Acquisition Corp., 7 Gush Etzion, 3rd Floor, Givaat Shmuel, Israel 54030.

IXI Mobile was founded in 2000. The company is headquartered in Redwood City, California, and has research and development facilities in Israel and Romania. IXI Mobile also maintains regional sales offices. For more information on IXI Mobile, please visit www.ixi.com. For more information on Ogo, please visit www.ogo.com.

Contact

Lee Roth
KCSA Worldwide
Lroth@kcsa.com
(212) 682-6300

Todd Fromer
KCSA Worldwide
Tfromer@kcsa.com
(212) 682-6300

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, about ITAC and IXI Mobile and their combined business after completion of the proposed acquisition. Forward looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of ITAC and IXI Mobile’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain governmental approvals of the merger on the proposed terms and schedule; the failure of ITAC stockholders to approve the merger agreement and the transactions contemplated thereby; the number and percentage of ITAC stockholders voting against the merger and seeking conversion of their shares; changing interpretations of generally accepted accounting principles; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which IXI Mobile is engaged; fluctuations in customer demand; management of rapid growth; intensity of competition from other providers of mobile communications products and services; timing, approval and market acceptance of new products introduction; general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks detailed in ITAC’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-QSB for the period ended September 30, 2005. The information set forth herein should be read in light of such risks. Neither ITAC nor IXI Mobile assumes any obligation to update the information contained in this press release.

The respective directors and executive officers of ITAC and IXI Mobile and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information regarding ITAC’s directors and executive officers will be available in its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, to be filed with the Securities and Exchange Commission. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained the proxy statement/prospectus and other relevant materials to be filed with the Securities and Exchange Commission when they become available.

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